EXHIBIT 10.148

                       SUMMARY OF INDIVIDUAL BONUS PLAN FOR
                                 RONALD W. READMOND

     For 1995, in addition to participation in the Corporate Executive Bonus Plan and the Annual Executive Individual Performance Plan, Mr. Readmond, Executive Vice President of the Corporation will have the opportunity to receive an additional bonus, which may not exceed 166.66 percent of base salary, depending upon the satisfaction of objectives described in Mr. Readmond's 1995 business plan, as determined by the Compensation Committee of the Board of Directors, based on the recommendation of the Chairman and the President.